                                                                    EXHIBIT 10.9

     Portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. The redacted portions are identified by an asterisk indicating deleted information.

                                                                    EXHIBIT 10.9

                      [LETTERHEAD OF FOUR MEDIA COMPANY]



March 18, 1996

Mr. Stuart Z. Levin
President and Chief Executive Officer
TVN Entertainment Corporation
2901 West Alameda Avenue
Burbank, CA 91505

RE:  Amendment to Uplink Playback Service Deal Memorandum

Dear Mr. Levin:

1 .  Purpose. The purpose of this letter agreement is to set forth the amended
     -------
     terms and conditions of the Uplink Playback Service Deal Memorandum dated November 20, 1989, as amended from time to time (collectively the "Deal Memo"), between TVN Entertainment Corporation ("TVN") and Four Media Company and its predecessor in interest (collectively "4MC"), under which 4MC will continue to provide the uplink, playback and other services described in the Deal Memo ("U/P Services").

2.   Extended Term. The "Extended Term" of the Deal Memo is August 1, 1995
     -------- ----
     through January 31, 1998; however, at any time after July 31, 1997 if TVN reduces the number of programming channels being serviced by 4MC, the Monthly Charges and Monthly Payments shall be reduced pro-rata. Provided that TVN is not in default of any of its obligations to 4MC, TVN shall have the option to renew on the same terms for two (2) additional consecutive six (6) month periods. TVN must exercise each such option by written notice to 4MC at least 60 days prior to the expiration of the Extended Term and each such renewal term.

3.   Services.  The U/P Services shall continue to be provided by 4MC to TVN
     --------
     during the Extended Term and any renewal term at levels and in the manner currently being provided during for TVN. Upon TVN's request, the U/P Services may be modified to accommodate TVN's strategic and business objectives, as mutually agreed by the parties.

                [SECOND PAGE LETTERHEAD OF FOUR MEDIA COMPANY]

The monthly payments for the U/P Services after March 1, 1996 are reduced as set forth below:

             FOR U/P Services                     Monthly Charge    Monthly Payments
             Rendered During                     For U/P Services   Required by TVN
             ----------------                    ----------------   ----------------
             August 1995                                 *                  *
             September 1995                              *                  *
             October 1995                                *                  *
             November 1995                               *                  *
             December 1995                               *                  *
             January 1996                                *                  *
             February 1996                               *                  *
             March 1996                                  *                  *
             April 1996                                  *                  *
             May 1996                                    *                  *
             June 1996                                   *                  *
             July 1996                                   *                  *
             August 1996                                 *                  *
             September 1996                              *                  *
             October 1996                                *                  *
             November 1996                               *                  *
             December 1996                               *                  *
             Monthly thereafter through
             the end of the Extended Term
             or any Renewal Term

     Commencing in June, 1996, the U/P Services shall include uplink of TVN'S digital signals to five (5) transponders on the Galaxy IX Satellite. Monthly Charges for the period February, 1996 through July, 1996 are to be paid by TVN one-half on or before the 15th of each month, and one-half on or before the 30th or 31st of the month for which the service was billed.

5.   Arrearages. TVN acknowledges that as of July 31, 1995 it was in arrears in
     ----------
     the amount of $1,150,000 for U/P Services provided by 4MC to TVN pursuant to the Deal Memo ("Past Arrearage"). Payments made by TVN during August, September, October, November and December 1995 and January 1996, were applied by 4MC to the Past Arrearage, leaving a Past Arrearage balance of $1,050,000 as of January 31, 1996. 4MC acknowledges receipt of the Monthly Payments Required for the period August 95 - January 96, as well as a partial payment of $75,000 for February 1996. All payments received after January 31, 1996 will be first applied to the current Monthly Charges and then to the Past Arrearage.

                [SECOND PAGE LETTERHEAD OF FOUR MEDIA COMPANY]

The monthly payments required for Past Arrearage and Extended Term Arrearage are as follows:

                                   Cumulative
                       Past         Extended
      Month          Arrearage   Term Arrearage   Total Arrearage
------------------   ---------   --------------   ----------------
 August 1995              *              *                 *
 September 1995           *              *                 *
 October 1995             *              *                 *
 November 1995            *              *                 *
 December 1995            *              *                 *
 January 1996             *              *                 *
 February 1996            *              *                 *
 March 1996               *              *                 *
 April 1996               *              *                 *
 May 1996                 *              *                 *
 June 1996                *              *                 *
 July 1996                *              *                 *

6.   Arrearage Deferral. In consideration for TVN's agreement to the terms and
     ------------------
     conditions specified herein, 4MC will defer payment on the Total Arrearage to future periods. TVN acknowledges that if all payments are made by TVN as required pursuant to the Payment Schedule in paragraph 4, the Total Arrearage will be $2,700,000 as of August 1 , 1996.* The Total Arrearage plus interest at 8% shall be paid by TVN in 36 equal monthly installments of $84,047.87 each on or before the 3Oth of each month, beginning June 30, 1996. Any unpaid balance of this Arrearage shall be immediately payable upon the expiration or termination of this Amendment.

7.   Other Services. TVN acknowledges the receipt of 4MC invoices totaling
     --------------
         * for additional, non U/P Services rendered outside the Deal Memo during periods prior to August 1, 1995. As additional consideration for
     TVN's agreement to the terms and conditions specified herein,       *
                    *             *      In addition, 4MC has invoiced TVN the
     sum of    *      for non-U/P services rendered outside the Deal Memo from
     August 1, 1995 to February 29, 1996. TVN will review such invoices and within two (2) days immediately following the signing of this Amendment, the parties will arrive at a mutually agreed figure for what TVN owes 4MC
     for such invoices; that figure shall be added to the     *    owed, and
     this total sum will be payable with interest at * in 24 equal monthly installments due on or before the 30th of each month, beginning March 30, 1996. Any unpaid balance owed thereon shall be immediately payable upon the expiration or termination of this Amendment.

*Excluding deduction of the June and July 1996 installment payments per paragraph 6.

                [SECOND PAGE LETTERHEAD OF FOUR MEDIA COMPANY]

8.   Payment for Other Playback-Uplink Services. TVN owes 4MC an additional
     ------------------------------------------
        * for other, non-Deal Memo playback-uplink services, for PandAmerica and Adultvision. TVN agrees to bring this amount current by paying one-half (1/2) of this sum upon execution of this Amendment, and the other half on April 30, 1996.

9.   Other Services at Cost. As additional consideration for TVN's agreement to
     ----------------------
     the terms and conditions specified herein, TVN shall have the right, during the Extended Term, to utilize all unbooked 4MC services, facilities and equipment at 4MC (Burbank), including 4MC personnel, facilities, editing, chyron, duplication and sound and other services available from 4MC, to be billed only for 4MC's actual costs for labor and stock.

10.  Payment for Other Services. The amounts due for any other services provided
     ------- ------------------
     by 4MC after the date hereof, including but not limited to, sound, duplication, editing (exceeding the 40 hours per week to which TVN is entitled per the Deal Memo) and equipment rental, will be paid within 30 days of invoice date.

11.  Default. Non-payment of any Monies when due will constitute default by
     -------
     TVN and TVN shall be subject to immediate termination of services unless paid by TVN within three (3) business days after receiving written notice from 4MC.

12.  Complete Agreement. The Deal Memo amended by this agreement, constitutes
     ------------------
     the entire Agreement between the parties with respect to the subject matter hereof and it supersedes any other communications between the parties which shall be of no force or effect.

13.  Interpretation. All Capitalized terms used, but not defined, herein shall
     --------------
     have meanings as may be ascribed to them in the Deal Memo.

14.  Future Digital Services. The parties anticipate that during a sixty (60)
     ------ ----------------
     day period after this Deal Memo Amendment is signed, they will negotiate in good faith the terms and conditions of a new comprehensive Uplink/Playback Services Agreement for 4MC to provide combined analog/digital uplink, playback and other services for TVN's existing analog C-Band satellite business and for the digital cable and satellite business which TVN has announced it will launch from Hughes' Galaxy IX satellite during mid-1996. TVN will provide 4MC with the system specifications TVN requires for the analog/digital uplink and playback services it will require to transmit digital and analog programming to the cable and satellite industries. 4MC will then provide a complete system plan meeting such specifications, with diagrams, schematics and lists of required equipment, software, and personnel, and quote a total monthly fee for providing all such services, including playback and uplink of TVN's digitally compressed programming (video, audio, and data) to the Galaxy IX satellite, which 4MC estimates
     will cost approximately          *          per month. 4MC will spend up
     to       *      as needed to effect the design, delivery, installation
     and commissioning of the new TVN digital programming service, including acquisition of digital servers and all related equipment (excluding digital encoders) needed to store, playback and uplink at least 40

                [SECOND PAGE LETTERHEAD OF FOUR MEDIA COMPANY]

     digital servers and all related equipment (excluding digital encoders) needed to store, playback and uplink at least 40 channels of digitized TVN programming, with no increase in such monthly fee. If the parties are unable to arrive at such comprehensive Agreement for 4MC to provide these services for TVN on mutually agreed terms during such sixty (60) day period either party may terminate such negotiations upon ten (10) days written notice to the other party, but this Amendment shall nonetheless remain in full force and effect.

If you agree with the forgoing terms please so indicate by executing this letter in the space provided below and returning one original document to 4MC at your earliest convenience.


Very truly yours,

/s/ John H. Donlon

John H. Donlon
President


Agreed to this 21 day of March, 1996

TVN ENTERTAINMENT CORPORATION


By: /s/ Stuart Levin
    ---------------------------------

Title: Pres. CEO
      -------------------------------